Exhibit 99.1

CONTACT:
Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES THIRD QUARTER 2004 RESULTS

MENLO PARK, Calif., (October 28, 2004) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the third quarter and nine months ended September 30, 2004.

For the third quarter of 2004, Corcept reported a net loss of $4.1 million, or $0.18 per share compared to a net loss of $2.1 million, or $0.26 per share for the third quarter of 2003. For the first nine months of 2004, the company reported a net loss of $10.2 million, or $0.60 per share. This compares to a net loss of $7.8 million or $0.99 per share for the first nine months of 2003.

As of September 30, 2004, Corcept had cash, cash equivalents and marketable securities of $51.8 million. The total cash used in the company’s operating activities for the third quarter and first nine months of 2004 was $3.4 million and $8.8 million, respectively.

Total operating expenses were $4.3 million for the third quarter of 2004, which included $3.1 million of research and development expenses. This compares to total operating expenses of $2.2 million in the third quarter of 2003, which included $1.5 million of research and development expenses. This increase in research and development expenses over the prior year period was primarily related to progress in the clinical development of CORLUX™ for the treatment of the psychotic features of psychotic major depression, or PMD. General and administrative expenses increased to $1.2 million in the third quarter of 2004 from $614,000 for the same period in 2003. This increase was attributable to an increase in non-cash stock-based compensation, and increases in patent, legal and professional fees, as well as staffing and insurance costs.

During the third quarter of 2004, Corcept reached agreement with the Food and Drug Administration (FDA) on Special Protocol Assessments (SPA’s) for the design of two pivotal Phase III clinical trials evaluating CORLUX for the treatment of the psychotic features of PMD. The Company initiated the first of these trials in September and the second one in October.

“We have accomplished a great deal recently” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer. “As discussed above, we initiated our pivotal clinical trials shortly after reaching the SPA agreements with the FDA. We anticipate reporting initial results from both trials in the first half of 2006.” Due to the serious nature of PMD and the lack of approved drugs for the disorder, the FDA has granted Fast Track designation for CORLUX for the treatment of the psychotic features of PMD.

Commenting on Corcept’s financial guidance for the remainder of 2004, Fred Kurland, Corcept’s Chief Financial Officer, stated, “Now that we have started our pivotal clinical trials, we anticipate an increase in the pace of our spending. Through the end of the third quarter, our net cash used was just under $9 million for 2004. We currently expect the net cash used to be between $15 million and $17 million for 2004.”

About Psychotic Major Depression

PMD is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or manic depressive illness. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept’s lead product, CORLUX, is currently in Phase III clinical trials for the treatment of the psychotic features of psychotic major depression. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. Corcept is also conducting a clinical trial to evaluate the safety and efficacy of our product in improving cognition in patients with mild to moderate Alzheimer’s disease. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our PMD clinical development program, the timing of results of our clinical trials, our spending pace, and our expected expenses. Forward-looking statements are subject to a number of known and unknown risks and uncertainties which might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, completion or success of clinical trials, there can be no assurances with respect to the regulatory process or regulatory approvals, there can be no assurances with respect to commercial success, and financial projections may not be accurate. Risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$48,906,027	$11,577,283
Other current assets	672,859	165,341

Total current assets	49,578,886	11,742,624

Long-term investments	2,853,646	—
Other assets	56,500	38,336

Total assets	$52,489,032	$11,780,960

LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
Accounts payable	$980,479	$321,806
Other current liabilities	653,514	692,180

Total current liabilities	1,633,993	1,013,986

Other liabilities	—	523,689

Total liabilities	1,633,993	1,537,675

Convertible preferred stock	—	41,715,974

Stockholders’ equity:
Common stock	22,687	9,335
Additional paid-in capital	101,410,794	8,981,827
Notes receivable from stockholders	(246,258)	(246,258)
Deferred compensation	(2,143,566)	(2,279,524)
Deficit accumulated during the development stage	(48,160,861)	(37,937,426)
Accumulated other comprehensive loss	(27,757)	(643)

Total stockholders’ equity	50,855,039	(31,472,689)

Total liabilities and stockholders’ equity	$52,489,032	$11,780,960

CORCEPT THERAPEUTICS INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
OPERATING EXENSES:
Research and development*	$3,098,255	$1,548,097	$7,244,258	$7,041,304
General and administrative*	1,159,711	613,911	3,278,183	909,626

Total operating expenses	4,257,966	2,162,008	10,522,441	7,950,930
Interest and other income, net	169,201	37,813	309,422	143,714
Interest expense	—	(5,208)	(10,416)	(15,624)

Net loss	$(4,088,765)	$(2,129,403)	$(10,223,435)	$(7,822,840)

Basic and diluted net loss per share	$(0.18)	$(0.26)	$(0.60)	$(0.99)

Shares used in computing basic and diluted net loss per share	22,532,466	8,186,811	17,058,475	7,924,441

*Includes non-cash stock-based compensation of the following:
Research and development	$(140,481)	$127,075	$117,661	$416,116
General and administrative	354,803	190,416	1,185,285	(536,084)

Total non-cash stock-based compensation	$214,322	$317,491	$1,302,946	$(119,968)